Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Orbsat Corp

Aventura, FL

We consent to the incorporation by reference in the Registration Statements of Orbsat Corp on Form S-1 (File Nos. 333-235947 and 333-251159) of our report dated March 22, 2021, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Orbsat Corp, as of December 31, 2020 and 2019, which is included in this Annual Report on Form 10-K of Orbsat Corp.

/s/ RBSM LLP
RBSM LLP
New York, NY

April 9, 2021